EXHIBIT 10.02

April 25, 2007

Richard Goshorn

Dear Richard:

On behalf of VeriSign, Inc. I am pleased to offer you a regular full-time position of Senior Vice President, General Counsel and Secretary reporting to Stratton Sclavos, Chairman of the Board and Chief Executive Officer. This position is based in our Dulles, Virginia facility. The details of the offer are as follows:

Annual Salary: $380,000.00, minus applicable withholdings and deductions (Paid Bi-Weekly)

Hiring Bonus: $60,000.00 (payable on the first pay period after your hire date). Should you voluntarily terminate from VeriSign for any reason within one year of your hire date, you will be required to repay VeriSign $60,000 on a pro-rated basis.

Stock Options and Restricted Stock Units: I will recommend to the Board of Directors that you be granted stock options to purchase 110,000 shares of Common Stock of VeriSign, Inc., such grant to be subject to terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan. The exercise price of the options will be based on the fair market value on the date of grant. You will be eligible to exercise up to twenty-five percent (25%) of your total shares one year from the date of grant, provided that you are employed by VeriSign, Inc. or one of its direct or indirect subsidiaries at that time. Each subsequent quarter (3 months) an additional 6.25% of your total shares will become eligible to exercise provided that you are employed by VeriSign. Additionally, I will recommend to the Board of Directors that you be granted 15,000 restricted stock units of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan. This award will fully vest over a period of four years from the date of the award with 25% vesting after on each annual anniversary of the grant date provided that you are employed by VeriSign, Inc. or one of its direct or indirect subsidiaries at that time. We recommend that you consult with your tax advisor regarding tax treatment of restricted stock units and stock options.

Annual Bonus: You are eligible to participate in the 2007 VeriSign Bonus Plan. Your targeted bonus percentage for the 2007 Bonus plan is 60% of your base salary. Eligibility for payment under this plan is governed by the terms and conditions of the VeriSign Bonus Plan Document.

2007 Annual Stock Recognition Award Program: You will be eligible to participate in the 2007 Annual Stock Recognition Reward Program (Program). The amount of any grant that may be made to you under the Program shall be at the discretion of the CEO and subject to approval by the Board of Directors.

Benefits: Your medical and insurance benefits will be commensurate with those of other employees. The full package of benefits is attached. New employees receive 18 days of paid time off per year. VeriSign also observes 11 paid holidays per year. Please Note: Your benefits information for 2007 will be mailed to your home shortly after your date of hire.

This offer is contingent upon your signing the Company’s Confidentiality Agreements included with this offer and upon successful clearance of your background check. It is also contingent upon providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service. This offer is for employment on an at will basis, which means that this relationship can be terminated at any time by either party.

To accept this offer, please sign below and return the original offer letter plus the additional enclosed documents in the return envelope and keep a copy of the offer letter for your records. This offer will expire on Friday, May 4th, 2007. Please contact David Pomponio at 703-948-3415 if you have any questions.

Our New Hire Orientation Meetings are conducted every Monday. The meeting time is approximately two hours and begins at 9:00A.M. Once your start date is determined, Human Resources will contact you to confirm orientation logistics.

Our goal is to continue to transform communication and commerce by driving simplicity, innovation, and confidence into all electronic interactions worldwide. We are confident we will achieve this goal thanks to our committed group of industry partners throughout the world and most importantly to our employees—our most valued and respected asset. We hope you will join our team and help to contribute to our goal!

Sincerely,

/s/ ROD MCCOWAN	Accepted: /s/ RICHARD H. GOSHORN Date: May 1, 2007
Rod McCowan Senior Vice President, Human Resources	Start Date: June 4, 2007